UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2023
Date of Report (Date of earliest event reported)

Friendable, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1821 S Bascom Ave., Suite 353, Campbell, California 95008
(Address of principal executive offices) (Zip Code)

(855) 473-7473
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Director Appointment

Effective May 19, 2023, our Board of Directors, approved the appointment of Jeffrey M. Canouse as Chief Executive Officer and Director.

Biography of Jeffrey M. Canouse

Mr. Jeffrey M. Canouse, age 48, combines over twenty-three years of experience in financial senior management following a thirteen-year career as an Investment Banker. Previously, Mr. Canouse has been involved in various companies in the investment industry holding positions including Vice President, Senior Vice President and Managing Director at J. P. Carey Inc., J.P. Carey Securities Inc. and JPC Capital (the “Carey Company’s”), a boutique investment banking firm that assisted in arranging over $2 billion in financing. During his time with the Carey Company’s Mr. Canouse was personally responsible for sourcing new corporate clients, presenting to institutional investors, structuring terms, and working with counsel for timely closings. From July 11, 2011, through the present day, Mr. Canouse has acted as Managing Member of Anvil Financial Management, LLC where he has offered his expertise to companies in need of restructuring, financing, debt settlement and compliance assistance. Mr. Canouse has also acted as Chief Executive Officer of multiple publicly traded companies in the restaurant, lending/FinTech and beverage industries.

Director Resignations

Effective May 19, 2023, following the appointment of Jeffrey M. Canouse, Robert A. Rositano, Jr. resigned as an officer and director of the Friendable Inc. (the “Company”). Mr. Rositano’s resignation was not due to any disagreements with us, our management, or our operations. Mr. Rositano has also entered into a consulting agreement with the Company for a period of 5 months to assist new management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendable, Inc.

Date: June 8, 2023	By: /s/ Jeffrey M. Canouse.
Jeffrey M. Canouse
CEO